Exhibit (a)(i)

STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

(a Delaware Statutory Trust)

This Certificate of Trust of AllianceBernstein Multi-Manager Alternative Fund (the “Trust”), dated as of February 23, 2012, is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First. The name of the Trust is: AllianceBernstein Multi-Manager Alternative Fund.

Second. The address of the Trust’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent for service of process at such address is The Corporation Trust Company.

Third. The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth. Notice is hereby given that, pursuant to Section 3804 of the Delaware Statutory Trust Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

Fifth. This Certificate shall be effective immediately upon filing with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole Trustees of the Trust, do hereby make and enter into this Certificate of Trust as of the date first written above.

By:	/s/ Eric C. Freed
Name: Eric C. Freed
Title: Trustee

By:	/s/ Emilie D. Wrapp
Name: Emilie D. Wrapp
Title: Trustee